Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

General Growth Properties Obtains Court Approval for Bidding Procedures and Issuance of Warrants Related to Enhanced Investment Proposal from Brookfield, Pershing Square and Fairholme

Process Provides Certainty to GGP for Sufficient Capital to Emerge from Bankruptcy While Allowing Company to Continue to Consider Higher and Better Offers

CHICAGO, IL (May 7, 2010) — General Growth Properties, Inc. (NYSE: GGP) announced today that the U.S. Bankruptcy Court has approved bidding procedures and the issuance of warrants to serve as compensation for the financial commitments to be provided pursuant to the revised $6.55 billion equity investment and $2 billion capital backstop offer from affiliates of Brookfield Asset Management, Pershing Square Capital Management and Fairholme Funds.  The Company will continue to consider competitive proposals and expects to select its plan for emergence from bankruptcy in early July.

“After careful consideration, the Board of Directors agreed that the revised proposal from this investment group represents the best initial sponsor proposal to foster a process that maximizes the enterprise value of GGP,” said Adam Metz, Chief Executive Officer of GGP.  “This proposal serves as an insurance policy for GGP by providing the Company with the capital it requires to emerge from bankruptcy, while at the same time allowing GGP to continue soliciting higher and better financing and strategic offers pursuant to the bid procedures approved by the Bankruptcy Court.”

The Official Committee of General Growth’s Equity Committee supports the revised Brookfield-led proposal and the relief requested in the motion.

Principal Changes

The principal changes from the recently revised proposal submitted by the Brookfield-led investors include:

•                  Pershing Square has agreed to eliminate its interim warrants entirely.  The remaining warrants to be granted to Brookfield and Fairholme as part of the transaction will vest over time as previously announced; and

•                  Upon emergence and subsequent to the spin-off of General Growth Opportunities at a contemplated value of $5.00 per GGO share, the strike price of the permanent warrants has been increased to $10.75 per share for Brookfield and remains at $10.50 per share for Pershing Square and Fairholme, an increase from the previous $10.00 per share.

“We are pleased that the Court has approved the bidding procedures and warrants associated with the enhanced investment proposal from Brookfield, Pershing Square and Fairholme, which we expect will lead to a process that maximizes value for our stakeholders,” said Thomas H. Nolan, Jr., President and Chief Operating Officer of GGP.  “As majority investors in GGP, Brookfield, Fairholme and Pershing’s interests would be wholly aligned with the Company to maximize shareholder value.  We expect those three parties to actively work to increase enterprise value, as evidenced by the exciting strategic relationship agreement in the new Brookfield-led proposal that will provide General Growth with valuable corporate opportunities.   This proposal provides the best opportunity to maximize current and future stockholder value while, at the same time, protecting the Company and its creditors on the downside.”

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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com

Full text of the proffer submitted today to the U.S. Bankruptcy Court on behalf of Mr. Nolan is available at http://www.ggp.com/Company/Pressreleases.aspx?prid=510.

UBS Investment Bank and Miller Buckfire & Co., LLC served as financial advisors to General Growth Properties, and Weil, Gotshal & Manges LLP acted as legal counsel to the company.

ABOUT GGP

GGP currently has ownership interest in or management responsibility for more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings.  The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide.  The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

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